Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2019 THIRD QUARTER RESULTS

DANBURY, CT – April 29, 2019 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported financial results for its fiscal 2019 third quarter ended March 31, 2019.

HIGHLIGHTS – THIRD QUARTER FISCAL 2019 COMPARED TO THIRD QUARTER FISCAL 2018*

●	Diluted earnings per share (“EPS”) increased 233.3% to $0.30 compared with $0.09. Adjusted diluted EPS increased 181.8% to $0.31 compared with $0.11.

●	Consolidated gross margin of 55.3% compared with 53.3%.

●	Operating income increased 175.5% to $10.7 million compared with $3.9 million. Adjusted operating income increased 150.6% to $11.0 million compared with $4.4 million.

●

Consolidated net sales of $177.8 million compared with $181.4 million. Retail net sales grew 1.5% to $138.9 million while wholesale net sales decreased to $108.4 million compared with $118.9 million in the prior year third quarter.

●	Total written orders for the Company’s retail segment increased 1.4%.

●

Cash dividends totaling $31.8 million, including a special dividend of $1.00 per share, were paid during the current fiscal year third quarter, a 130% increase compared with $13.8 million paid in the prior year third quarter.

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

"We continue to strengthen the enterprise with many initiatives, including investing in talent, introducing relevant product offerings, and repositioning our retail network and other elements of our vertically integrated structure, including manufacturing and logistics," said Farooq Kathwari, Ethan Allen's Chairman, President and CEO. "We also continue to enhance our marketing programs and leverage the talents of our 1,500 in-house interior designers. In June 2019, we plan to introduce stylish new products supported by a very strong consumer finance program."

FISCAL 2019 THIRD QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $177.8 million compared with $181.4 million for the same prior year period, a decrease of 2.0%. Net sales during the just completed quarter were negatively impacted by a 30.2% decrease in consolidated international net sales, primarily due to lower sales in China.

Gross profit was $98.4 million compared with $96.7 million for the prior year period. Consolidated gross margin for the quarter was 55.3% compared with 53.3% for the prior year period. Retail sales, as a percent of total consolidated net sales, was 78.1% for the third quarter of fiscal 2019 compared with 75.5% in the prior year third quarter, which contributed to increasing consolidated gross margin.

Operating expenses were $87.7 million or 49.3% of net sales compared with $92.8 million or 51.2% of net sales in the same prior year period. The 5.5% decrease was primarily due a $6.4 million reduction in national television advertising costs. The prior year quarter also reflected a reduction in expenses due to the reversal of $1.5 million in accrued incentive compensation.

Operating income was $10.7 million or 6.0% of net sales compared with $3.9 million or 2.1% of net sales in the prior year period. Adjusted operating income was $11.0 million or 6.2% of net sales compared with $4.4 million or 2.4% of net sales for the same prior year period. Significant growth in operating income was primarily due to a reduction in national television advertising costs and the benefit of higher gross profit. The prior year quarter also reflected a reduction in expenses due to the reversal of accrued incentive compensation.

Income tax expense was $2.6 million and $1.2 million for the same prior year period. The effective rate in the current third quarter was 24.8% compared with 31.2% last year. The lower effective tax rate in fiscal 2019 is a result of the tax rate changes from the Tax Cuts and Jobs Act of 2017.

Net income was $8.0 million or $0.30 per diluted share compared with $2.6 million or $0.09 per diluted share in the prior year comparable period. Adjusted net income was $8.2 million or $0.31 per diluted share for the third quarter of fiscal 2019 and $3.0 million or $0.11 per diluted share a year ago.

Retail Segment

Net sales were $138.9 million compared with $136.9 million in the prior year comparable period, an increase of 1.5%. Comparative net sales were $135.2 million versus $134.5 million a year ago. There was a 1.9% increase in net sales in the U.S., while sales from the Canadian design centers decreased 9.6%.

Total written orders for the retail segment were up 1.4% compared with the same period last year, and comparable Design Center written orders were up 0.4% over the same period.

Operating income was a loss of $1.7 million, an improvement from a loss of $2.9 million over the same prior year period, driven primarily by growing net sales and improving margins.

Wholesale Segment

Net sales of $108.4 million compared with $118.9 million in the prior year quarter, a decrease of 8.9%. The lower net sales were primarily due to a reduction in sales to the North American retail network. The prior year quarter net sales benefitted from delayed shipments during the first half that had begun shipping during the quarter. Contract Sales increased for the current year quarter while international sales, especially to China, decreased.

Operating income of $13.0 million compared with $7.9 million a year ago, largely due to higher gross margin and lower advertising costs.

FISCAL 2019 YEAR-TO-DATE FINANCIAL RESULTS

Consolidated

Net sales were $562.8 million for the first nine months of fiscal 2019 compared with $561.2 million in the prior year, an increase of 0.3%. Retail net sales increased 2.6% while wholesale net sales decreased 4.1%.

Gross profit was $308.7 million compared with $304.8 million in the comparable prior year period. Consolidated gross margin for fiscal 2019 was 54.9% compared with 54.3%. A price increase earlier in fiscal 2019 improved gross profit, while lower wholesale sales volume negatively impacted gross profit. Retail sales as a percent of total consolidated net sales was 78.7% year-to-date compared with 76.9% in the prior year period, increasing our consolidated gross margin.

Operating expenses were $270.1 million or 48.0% of net sales compared with $271.9 million or 48.4% of net sales in the comparable prior year period.

Operating income was $38.6 million or 6.9% of net sales compared with $33.0 million or 5.9% of net sales last year. Adjusted operating income was $39.2 million or 7.0% of net sales compared with $34.0 million or 6.1% of net sales in the comparable prior year period. Operating income growth was from increased domestic retail sales and lower advertising costs partially offset by reduced sales in wholesale and increased variable logistics costs.

Income tax expense was $9.7 million for the first nine months of fiscal 2019 compared with $8.0 million a year ago. The fiscal 2019 effective rate was 25.0% compared with 24.4% in the prior year.

Net income was $29.0 million or $1.08 per diluted share compared with $24.9 million or $0.90 per diluted share in the prior year comparable period. Adjusted net income was $29.5 million or $1.10 per diluted share in fiscal 2019 compared with $25.7 million or $0.93 per diluted share a year ago.

Balance Sheet and Cash Flow

Total cash and cash equivalents of $25.7 million increased $3.4 million from June 30, 2018. Cash provided by operations totaling $44.3 million during the first nine months of fiscal 2019 were partially offset by the payment of $41.9 million in cash dividends, including a special dividend of $1.00 per share paid in January 2019.

Inventories of $164.6 million was comparable to the balance of $163.0 million at June 30, 2018.

Total debt of $9.2 million is an increase of $7.5 million from June 30, 2018 due to new borrowings under the Company’s revolving credit facility.

Capital expenditures were $7.0 million during the first nine months of fiscal 2019, a decrease of $2.1 million compared to the $9.1 million spent a year ago. Fiscal 2019 capital expenditures were primarily at retail design centers.

Cash Dividends paid during fiscal 2019 totaled $41.9 million, which represent the regular quarterly cash dividends of $0.19 per share (consistent with the prior fiscal year) as well as the special dividend of $1.00.

CONFERENCE CALL

Ethan Allen will host an analyst conference call today, April 29, 2019 at 5:00 PM (Eastern Time) to discuss its third quarter financial results. The analyst conference call will be webcast live from the “Events and Presentations” page at http://www.ethanallen.com/investors. The following information is provided for those who would like to participate:

●     U.S. Participants:                   844-822-0103

●     International Participants:     614-999-9166

●     Conference passcode            5867925

An archived recording of the call will be made available for at least 60 days on the Company’s website referenced above.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor Relations Contact:

Corey Whitely
Executive Vice President, Administration, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures including adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain recurring and non-recurring charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this press release and the related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may,” “continue,” “project,” “target,” “outlook," "forecast," “guidance," and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; anticipating or responding to changes in consumer tastes and trends in a timely manner; the ability to maintain and enhance the brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, the manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; potentially negative or unexpected tax consequences of changes to fiscal and tax policies; the number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruptions to the Company’s technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and the continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; its ability to obtain sufficient external funding to finance operations and growth; access to consumer credit; the effect of operating losses on its ability to pay cash dividends; additional impairment charges that could reduce profitability; the ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; results of operations for any quarter are not necessarily indicative of the Company’s results of operations for a full year; and possible failure to protect its intellectual property.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this press release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.
Selected Financial Data
(Unaudited)
($ in millions, except per share data)

Selected Consolidated Financial Data:
	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Net sales	$177.8	$181.4	$562.8	$561.2
Gross margin	55.3%	53.3%	54.9%	54.3%
Operating margin	6.0%	2.1%	6.9%	5.9%
Adjusted operating margin *	6.2%	2.4%	7.0%	6.1%
Net income	$8.0	$2.6	$29.0	$24.9
Adjusted net income *	$8.2	$3.0	$29.5	$25.7
Diluted earnings per share	$0.30	$0.09	$1.08	$0.90
Adjusted diluted earnings per share *	$0.31	$0.11	$1.10	$0.93
Cash flow from operating activities	$12.8	$20.9	$44.3	$35.1
Capital expenditures	$2.0	$4.1	$7.0	$9.1

Selected Financial Data by Business Segment:
	Three Months Ended March 31,		Nine Months Ended March 31,
Retail	2019	2018	2019	2018
Net sales	$138.9	$136.9	$442.7	$431.5
Operating margin	(1.2%)	(2.1%)	0.0%	(1.5%)
Adjusted operating margin *	(1.0%)	(2.1%)	0.1%	(1.5%)

Wholesale
Net sales	$108.4	$118.9	$334.1	$348.5
Operating margin	12.0%	6.7%	10.8%	10.6%
Adjusted operating margin *	12.1%	7.1%	10.9%	10.9%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Net sales	$177,829	$181,419	$562,766	$561,202
Cost of sales	79,435	84,711	254,062	256,380
Gross profit	98,394	96,708	308,704	304,822
Selling, general and administrative expenses	87,725	92,835	270,108	271,862
Operating income	10,669	3,873	38,596	32,960
Interest (expense), net of interest income	(62)	(70)	63	(49)
Income before income taxes	10,607	3,803	38,659	32,911
Provision for income taxes	2,629	1,187	9,651	8,018
Net income	$7,978	$2,616	$29,008	$24,893

Per share data
Basic earnings per common share:
Net income per basic share	$0.30	$0.10	$1.09	$0.91
Basic weighted average common shares	26,705	27,476	26,690	27,469

Diluted earnings per common share:
Net income per diluted share	$0.30	$0.09	$1.08	$0.90
Diluted weighted average common shares	26,751	27,692	26,749	27,725

Comprehensive income
Net income	$7,978	$2,616	$29,008	$24,893
Other comprehensive income
Foreign currency translation adjustments	303	1,451	355	(71)
Other	(20)	(7)	(65)	(39)
Other comprehensive income (loss), net of tax	283	1,444	290	(110)
Comprehensive income	$8,261	$4,060	$29,298	$24,783

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	June 30,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$25,742	$22,363
Accounts receivable, net	15,838	12,364
Inventories	164,625	163,012
Prepaid expenses and other current assets	17,905	16,686
Total current assets	224,110	214,425

Property, plant and equipment, net	260,222	267,903
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Deferred income taxes	1,641	1,688
Other assets	1,731	1,289
Total assets	$532,832	$530,433

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$19,494	$18,768
Customer deposits	62,393	61,248
Accrued compensation and benefits	22,758	18,926
Short-term debt	544	584
Accrued expenses and other current liabilities	21,263	21,734
Total current liabilities	126,452	121,260

Long-term debt	8,658	1,096
Deferred income taxes	3,723	4,160
Other long-term liabilities	20,950	20,047
Total liabilities	$159,783	$146,563

Shareholders' equity:
Ethan Allen Interiors Inc. shareholders' equity	$372,975	$383,731
Noncontrolling interests	74	139
Total shareholders' equity	373,049	383,870
Total liabilities and shareholders' equity	$532,832	$530,433

Ethan Allen Interiors Inc.
Design Center Activity
(Unaudited)
		Company
	Independent	Owned	Total
Balance at December 31, 2018	159	146	305
Additions (1)	4	0	4
Closings (1)	(2)	(4)	(6)
Balance at March 31, 2019	161	142	303

U.S.	41	136	177
International	120	6	126

(1) There were no relocations during the third quarter of fiscal 2019.

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income and margin, net income, and diluted EPS have been adjusted below. Ethan Allen uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to Ethan Allen’s historical performance.

(Unaudited)
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Consolidated Operating Income / Operating Margin
GAAP Operating income	$10,669	$3,873	$38,596	$32,960
Adjustments (pre-tax) *	291	500	588	1,035
Adjusted operating income *	$10,960	$4,373	$39,184	$33,995

Net sales	$177,829	$181,419	$562,766	$561,202
GAAP Operating margin	6.0%	2.1%	6.9%	5.9%
Adjusted operating margin *	6.2%	2.4%	7.0%	6.1%

Net Income / Diluted EPS
GAAP Net income	$7,978	$2,616	$29,008	$24,893
Adjustments, net of related tax effects *	220	348	444	766
Adjusted net income	$8,198	$2,964	$29,452	$25,659
Diluted weighted average common shares	26,751	27,692	26,749	27,725
GAAP Diluted earnings per share	$0.30	$0.09	$1.08	$0.90
Adjusted diluted earnings per share *	$0.31	$0.11	$1.10	$0.93

Wholesale Operating Income / Operating Margin
Wholesale GAAP operating income	$13,045	$7,927	$36,181	$36,957
Adjustments (pre-tax) *	70	500	144	1,035
Adjusted wholesale operating income *	$13,115	$8,427	$36,325	$37,992

Wholesale net sales	$108,367	$118,921	$334,097	$348,473
Wholesale GAAP operating margin	12.0%	6.7%	10.8%	10.6%
Adjusted wholesale operating margin *	12.1%	7.1%	10.9%	10.9%

Retail Operating Income / Operating Margin
Retail GAAP operating income	$(1,669)	$(2,896)	$83	$(6,304)
Adjustments (pre-tax) *	221	-	444	-
Adjusted retail operating income *	$(1,448)	$(2,896)	$527	$(6,304)

Retail net sales	$138,947	$136,903	$442,669	$431,469
Retail GAAP operating margin	(1.2% )	(2.1% )	0.0%	(1.5% )
Adjusted retail operating margin *	(1.0% )	(2.1% )	0.1%	(1.5% )

* Adjustments to reported U.S. GAAP financial measures including operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	March 31,		March 31,
	2019	2018	2019	2018
Organizational changes and other exit costs	$291	$500	$429	$1,035
Retail asset purchase costs	-	-	159	-
Adjustments to operating income	$291	$500	$588	$1,035
Early debt extinguishment	-	-	-	67
Adjustments to income before income taxes	$291	$500	$588	$1,102
Related income tax effects (1)	(71)	(152)	(144)	(336)
Adjustments to net income	$220	$348	$444	$766

(1)	Calculated using an effective tax rate of 24.5% in the current fiscal year and 30.5% in the prior fiscal year.